                                               Exhibit 77(C)
                 Morgan Stanley Small-Mid Special Value Fund

On September 27, 2006, the shareholders of Morgan Stanley
Small-Mid Special Value Fund (the "Fund") approved the
following changes to the Fund's Investment Restrictions:

  1.   The shareholders of the Fund approved the following
     modifications to the fundamental investment restrictions
     listed below.

       a.   The Fund may not invest in a manner inconsistent with
          its classification as a "diversified company" as provided by
          (i) the Investment Company Act, as amended from time to
          time, (ii) the rules and regulations promulgated by the SEC under the Investment Company Act, as amended from time to
          time, or (iii) an exemption or other relief applicable to
          the Fund from the provisions of the Investment Company Act, as amended from time to time.
b.   The Fund may not borrow money, except the Fund may
borrow money to the extent permitted by (i) the Investment
Company Act, as amended from time to time, (ii) the rules
and regulations promulgated by the SEC under the Investment
Company Act, as amended from time to time, or (iii) an
exemption or other relief applicable to the Fund from the
provisions of the Investment Company Act, as amended from
time to time.
c.   The Fund may not make loans of money or property to any
person, except (a) to the extent that securities or
interests in which the Fund may invest are considered to be
loans, (b) through the loan of portfolio securities, (c) by
engaging in repurchase agreements or (d) as may otherwise be permitted by (i) the Investment Company Act, as amended from time to time, (ii) the rules and regulations promulgated by
the SEC under the Investment Company Act, as amended from
time to time, or (iii) an exemption or other relief
applicable to the Fund from the provision of the Investment
Company Act, as amended from time to time.
d.   The Fund may not purchase or sell physical commodities
unless acquired as a result of ownership or securities or
other instruments; provided that this restriction shall not
prohibit the Fund from purchasing or selling options,
futures contracts and related options thereon, forward
contracts, swaps, caps, floors, collars and any other
financial instruments or from investing in securities or
other instruments backed by physical commodities or as
otherwise permitted by (i) the Investment Company Act, as
amended from time to time, (ii) the rules and regulations
promulgated by the SEC under the Investment Company Act, as
amended from time to time, or (iii) an exemption or other
relief applicable to the Fund from the provisions of the
Investment Company Act, as amended from time to time.
       e.   The Fund may not issue senior securities, except the
          Fund may issue senior securities to the extent permitted by
          (i) the Investment Company Act, as amended from time to
          time, (ii) the rules and regulations promulgated by the SEC under the Investment Company Act, as amended from time to
          time, or (iii) an exemption or other relief applicable to
          the Fund from the provisions of the Investment Company Act, as amended from time to time.